Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains provides update ON

PIONEER RAIL TERMINAL OPERATIONS IN BAKKEN

WAYZATA, Minnesota, (February 11, 2014) Dakota Plains Holdings, Inc. (“Dakota Plains”), (OTCQB: DAKP) today provided an update on corporate activity and its Pioneer Rail Terminal expansion project with operations in New Town, North Dakota, which service Bakken and Three Forks related E&P activity.

Highlights include:

•	The Pioneer Rail Terminal, a 192 acre site with two 8,300 ft. loop tracks each capable of 120 car unit trains, began loading cars and sending trains in January 2014. The state-of-the-art terminal was commissioned in December 2013, logged over 120,000 work-hours without a lost time incident, and was completed on time and under budget;
•	Current Pioneer Rail Terminal throughput is expected to average 38,600 barrels of oil per day in February, its highest rate to date. By comparison the annual average for 2013 was 24,000 barrels per day. Forecast throughput for the year is expected to average 45,000 barrels per day, comprised of joint venture-marketed and third party volumes;
•	The Pioneer Rail Terminal began receiving third party transloading volumes in January 2014 to supplement joint venture-marketed volumes. Going forward the Pioneer Rail Terminal can receive increased third party volumes;
•	Dakota Plains began managing the Pioneer Rail Terminal on December 31, 2013 and began consolidating the transloading joint venture balance sheet immediately and the remainder of the financial statements effective as of January 1, 2014;
•	Construction of the UNIMIN frac sand automated terminal, a 750,000 ton per year capacity frac sand storage and transloading facility announced in August 2013, remains on schedule for completion in May 2014. Comprising 8,000 tons of sand storage and four new ladder tracks, operations began on an interim basis in late January 2014 with full sand rail cars now on site and direct transloading onto third party trucks expected to commence in the coming weeks;
•	The trucking joint venture with Prairie Field Services expanded its fleet to 29 trucks to accommodate third party volumes in addition to its share of joint venture-marketed volumes. Approximately 21,000 barrels of oil per day are being hauled;
•	Dakota Plains is in the process of applying for a listing on a national stock exchange, targeting a completion date in Q2 2014.

Chairman and Chief Executive Officer, Mr. Craig McKenzie, said, “Over the last year, Dakota Plains has significantly grown its operations and value proposition. With a nameplate capacity of 80,000 barrels per day, the company now offers a rail terminal that employs the highest standards of safety and technology for the benefit of our customers. With throughput volumes at our highest rates to date and the UNIMIN operations getting underway, we believe that we can create significant value for our shareholders.”

Mr. McKenzie added, “North Dakota E&P activities continue to increase and more than 15,000 development wells are currently expected to be drilled within 25 miles of the Pioneer Rail Terminal. We are aggressively responding to the pace of development in the Bakken region by developing state-of-the-art facilities that can manage the outbound and inbound needs of our supplier and off-take cutomers. We look forward to continuing to ramp up operations and achieving significant growth in 2014 and beyond.”

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related E&P activity. For more information please visit the corporate website: www.dakotaplains.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K, filed March 14, 2013, as may be amended and supplemented by subsequent reports from time to time.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 1 (212) 687-8080
www.dakotaplains.com	www.sardverb.com

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